UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 22, 2011
H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)
(816) 854-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments
H&R Block, Inc. (the “Company”) announced on August 23, 2011, that it had entered into a non-binding letter of intent to sell substantially all of the assets of its RSM McGladrey Business Services, Inc. subsidiary (“RSM”) to McGladrey & Pullen, LLP (“M&P”). The total consideration for this transaction is estimated to be $610 million (subject to adjustment at closing based upon balance sheet fluctuations). Based on a review of the status of the transaction process and the estimated purchase price, along with the sale or closure of RSM’s other operations that are not a part of the transaction, on August 22, 2011, the Company concluded that an after-tax charge of approximately $53 million for the first fiscal quarter ended July 31, 2011 is appropriate under generally accepted accounting principles. These amounts may fluctuate based on adjustments to the purchase price at closing as well as the potential realization of tax benefits related to the sale. Under the proposed transaction, the Company expects to incur additional future cash expenditures of approximately $11 million.
There can be no assurance that the Company will enter into a definitive agreement for the sale of RSM as a result of the current negotiations. A copy of the press release announcing the letter of intent is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Description
99.1	Press release issued August 23, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.
Date: August 24, 2011	By:	/s/ Andrew J. Somora
Andrew J. Somora
Secretary

EXHIBIT INDEX
Exhibit 99.1 Press Release Issued August 23, 2011.